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                                                                       EXHIBIT 8


                                   EDWARDS & ANGELL
                              2700 Hospital Trust Tower
                                Providence, RI  02903



                                            December 24, 1996



Fleet Financial Group, Inc.
One Federal Street
Boston, Massachusetts  02110

Fleet Capital Trust I,
c/o Fleet Financial Group, Inc.
One Federal Street
Boston, Massachusetts  02110

Re: Registration Statement on Form S-4
    Registration No. 333-16001
    --------------------------

Ladies and Gentlemen:

    We have acted as counsel to Fleet Financial Group, Inc., a Rhode Island corporation ( "Fleet"), and Fleet Capital Trust I, a statutory business trust formed under the laws of the State of Delaware (the "Trust"), in connection with the above-captioned registration statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on November 13, 1996, as amended by Amendment No. 1 filed with the Commissioner on December 17, 1996 and Amendment No. 2 filed into the Commission on December 24, 1996 (as amended, the "Registration Statement") for the purpose of registering under the Securities Act of 1933, as amended, the (i) 8.00% Trust Originated Preferred Securities representing undivided beneficial interests in the assets of the Trust and (ii) 8.00% Junior Subordinated Deferrable Interest Debentures due 2027 issued by Fleet to the Trust, in connection with an offer (the "Offer") by Fleet and the Trust to exchange the Preferred Securities for any and all of Fleet's depositary shares, each representing a 1/10 interest in a share of Series V 7.25% Perpetual Preferred Stock, $1.00 par value, of Fleet not owned by Fleet. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Registration Statement.

    We hereby confirm that, although the discussion set forth under the heading "UNITED STATES FEDERAL INCOME TAXATION" in the Registration Statement does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of Preferred Securities, in our opinion, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of Preferred Securities, based upon current law. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.

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    This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and, except as set forth below, is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose without our prior written consent. We hereby consent to the use of our name under the heading "Legal Matters" in the Registration Statement and the filing of this opinion with the Commission as Exhibit 8 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated and applies only to the disclosure under the heading "UNITED STATES FEDERAL INCOME TAXATION" set forth in the Registration Statement. We disclaim any undertaking to advise you of any subsequent changes to the facts stated or assumed herein or any subsequent changes in applicable law.

                                       Very truly yours,

                                       /s/ Edwards & Angell

                                       EDWARDS & ANGELL


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